UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 12, 2003

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Charter)

MARYLAND	1-12672	77-0404318
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

2900 EISENHOWER AVENUE, SUITE 300, ALEXANDRIA, VIRGINIA 22314

(Address of Principal Executive Offices) (Zip Code)

(703) 329-6300

(Registrant’s Telephone Number, Including Area Code)

Item 5.  Other Events.

                On August 12, 2003, AvalonBay Communities, Inc. (the “Company”) announced a public offering (the “Offering”) of 2,750,000 shares of its common stock.  The offering was priced to the public at $46.00 per share and the net proceeds from the offering of approximately $124,800,000 are expected to be used for general corporate purposes, which may include the repayment of debt and/or the financing of future developments and redevelopments.  The offering is being underwritten by Morgan Stanley & Co. Incorporated.  A copy of the Company’s underwriting agreement with Morgan Stanley is filed as an exhibit to this report and is incorporated herein by reference.  The Company has granted Morgan Stanley the right to purchase up to an additional 412,500 shares to cover over-allotments.

                In the prospectus supplement relating to the Offering the Company described the effect on the Company’s financial presentations of the Securities and Exchange Commission’s July 31, 2003 clarification of certain issues surrounding EITF Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Conversion of Preferred Stock.”  The change in accounting principle required under the SEC’s clarification will be reflected retroactively in the Company’s audited financial statements for the year ending December 31, 2003 which will be included in the Company’s annual report on Form 10-K to be filed with the SEC in March 2004.  This change in accounting will not impact net income, but will result in a decrease in net income available to common stockholders by $281,000, $61,000 and $7,538,000, for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, respectively; no other periods will be impacted.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(c)  Exhibits

Exhibit No.	Description

1.1*	Underwriting Agreement dated August 12, 2003.
5.1*	Legal Opinion of Goodwin Procter LLP, dated August 12, 2003.
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

Dated: August 14, 2003	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Executive Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Underwriting Agreement dated August 12, 2003.
5.1*	Legal Opinion of Goodwin Procter LLP, dated August 12, 2003.
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

*  Filed herewith.